Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 23, 2007, (which includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 158 as of December 31, 2006) accompanying the consolidated financial statements and our report dated February 23, 2007 on management’s assessment of the effectiveness of internal control over financial reporting of National Penn Bancshares, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2006 which are incorporated by reference in this Registration Statement and Prospectus.  We hereby consent to the incorporation by reference of the aforementioned reports in the Pre-Effective Amendment No. 1 of this Registration Statement (File No. 333-146617) and Prospectus and to the use of our names as it appears under the caption of “Experts”.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
November 5, 2007